FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
FILE NO. 333-177891-04

THIS FREE WRITING PROSPECTUS, DATED APRIL 17, 2013, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-177891) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND
STRUCTURAL AND COLLATERAL TERM SHEET, EACH DATED APRIL 12, 2013

$876,739,752
(Approximate Aggregate Cut-off Date Balance of Mortgage Pool)

$785,778,000
(Approximate Aggregate Principal Balance of Offered Certificates)

WFRBS Commercial Mortgage Trust 2013-C13
as Issuing Entity

RBS Commercial Funding Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Liberty Island Group I LLC
NCB, FSB
Basis Real Estate Capital II, LLC
C-III Commercial Mortgage LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2013-C13

April 17, 2013

RBS Co-Lead Manager and Co-Bookrunner		WELLS FARGO SECURITIES Co-Lead Manager and Co-Bookrunner

Citigroup Co-Manager

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C13
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-C13
______________

 This free writing prospectus dated April 17, 2013 (this “Supplement”) clarifies, updates or adds the following information as it relates to the free writing prospectus dated April 12, 2013 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated April 12, 2013 (the “Term Sheet”).  Terms used in this Supplement and not otherwise defined herein have the meanings assigned to them in the Free Writing Prospectus and the Term Sheet.

 STRUCTURAL UPDATE

The class A-3FL and class A-3FX certificates have been eliminated from the certificate structure and will not be issued.  The initial principal balance of the class A-3 certificates will be increased to $200,000,000.  After giving effect to the elimination of the class A-3FL and class A-3FX certificates and the increase in the principal balance of the class A-3 certificates, the trust will issue 17 classes of commercial mortgage pass-through certificates, and the aggregate initial principal balance of certificates offered by the Free Writing Prospectus will be $785,778,000.  All references to and information regarding the class A-3FL and class A-3FX certificates and the class A-3FX regular interest in the Term Sheet and the Free Writing Prospectus should be disregarded.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.